SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Agenus Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 23, 2014

The following information supplements and amends the proxy statement of Agenus Inc. furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors for the 2014 Annual Meeting of Stockholders and any adjournment or postponement thereof. This Supplement is being filed with the Securities and Exchange Commission on April 8, 2014.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Only stockholders of record as of the close of business on February 24, 2014 are entitled to receive notice of and to vote at the Annual Meeting.

Below, the Company provides additional disclosure regarding Proposal No. 3 in the Proxy Statement. Proposal No. 3 seeks stockholder approval of an amendment to our 2009 Equity Incentive Plan to increase the number of shares of common stock authorized for issuance under the plan from 6,200,000 to 10,200,000.

Supplemental Disclosure Concerning Proposal No. 3

As set forth in the Proxy Statement, the 2009 Equity Incentive Plan is an important part of the Company’s compensation program, which is designed to attract and retain the highest caliber talent, reward strong performance and align incentives with the creation of long-term stockholder value, taking into consideration the resource constraints currently faced by the Company. As of the filing of the Proxy Statement, only 109,744 shares were available for future grant under the 2009 Equity Incentive Plan, after 635,257 shares had been removed from the equity incentive pool to maximize the Company’s February 2014 financing. Without the increase, the Company is severely limited in its ability to offer equity incentives to new and existing employees, including employees who joined Agenus through the acquisition of 4-Antibody.

The Board has approved an increase of 4,000,000 to the number of shares of common stock authorized for issuance under the 2009 Equity Incentive Plan, subject to stockholder approval, to replenish the shares available under the plan. In setting the amount of the increase for which stockholder approval is being sought, the Board considered the historical amounts of equity awards granted by Agenus in the past three years. In 2011, 2012 and 2013, Agenus made equity awards representing a total of 972,779 shares, 1,656,307 shares, and 1,720,352 shares, respectively. The weighted average number of shares of Agenus common stock outstanding in 2011, 2012 and 2013 were 19,898,632, 23,628,903 and 29,765,547, respectively. In a report with respect to the proposal, ISS Proxy Advisory Service calculated the Company’s three-year average burn rate at 6.67%, which was lower than the allowable burn rate of 8.98% under ISS policies, based on our industry group and stock volatility. In calculating that burn rate, ISS considered each share of restricted stock to be equivalent to issuing 1.5 options.

In setting the amount of the increase for which stockholder approval is being sought in Proposal No. 3, the Board also considered the total amount of stock options and restricted stock outstanding under existing grants. As set forth in the Proxy Statement, Agenus had outstanding, as of February 24, 2014, 62,300,546 shares, including unvested shares of restricted stock. Accordingly, our 4,403,182 outstanding options and unvested shares of restricted stock as of February 24, 2014 (commonly referred to as the “overhang”) represent approximately 7.07% of our outstanding shares. For these purposes, outstanding shares include unvested restricted shares of our common stock awarded and outstanding as of the applicable date. The closing market price of our common stock on the NASDAQ Capital Market on February 24, 2014 was $4.21 per share.

In light of the factors described above and in the Proxy Statement, including the limited number of shares currently available under the 2009 Equity Incentive Plan and the fact that the ability to continue to grant equity compensation is vital to the Company’s ability to attract and retain employees in the extremely competitive labor markets in which it competes, the Board recommends that stockholders vote “FOR” Proposal 3.